Exhibit 10.5

Investment Agreement between Ping Bridge Industrial Park and Lu'an Guoying Electronic Sales Co., Ltd.

Party A: Pingqiao Industrial Park Management Committee
Party B: Lu'an Guoying Electronic Sales CO., LTD

By mutual agreement, for the purposes of economic development, in line with the principles of equality, voluntariness, honesty, credit, Party B will invest in Party A’s Guoying LED Workshop project, the Parties’ have-reached the following agreement:

1. Investment-related conventions
  1.1  Party B will invest Party A's Park project, Party B will invest ¥122,880,000.00 yuan, the main plant shall start construction within 1 month from the date that Party A supplies the land and begin operations 10 months later .
  1.2   Party B must be registered as a new company in Yu'an district, which is an independent tax body of Yu'an District.
  1.3   Party B is responsible for land requisition and the reporting of land-related costs.

2. The scope of project site, area and land acquisition price
  2.1   Located in the park : South of Pingqiao Road and East of Jinsheng Road
  2.2   Area :  Total Area : 300 mu
  2.3   Price : ¥0.88million yuan /mu (see the Supplemental Agreement)
  2.4   The method of payment: see the Supplemental Agreement。

3. Both the rights and obligations
  3.1 Party A has received the first payment is responsible for coordinating supplies (10kv below), the water supply to Party B’s sites outside the red line, but the B transformer, electricity and water account opening procedures and fees take care of themselves; complete the formation of land Party B for use.
  3.2  Party A is to provide related services: assist with business registration, tax registration, bank accounts, set up the approvals, the project application, the EIA and land certificates, applying for property ownership certificate and related tasks, Party B shall offer actively cooperation for relevant information and bear the costs.
  3.3  Party A is responsible for coordinating construction investment and the surrounding environment.
  3.4  All of the operating projects should be consistent with the national industrial policy and the requirements of environmental protection, fulfilling the labor safety and other national obligations.
  3.5  Party B are not allowed to change the nature of land and not permitted to transfer the land.
  3.6 The construction plans must meet Party A's requirements, and the specific provisions detailed are provided by the units that Party A designates, and then take the approval procedures.
  3.7  Party B enjoys the preferential policies of the investment construction and production and management of Yu'an District. Concrete in accordance with the File of YU[2008]36# and YU[2009] 17#.
  3.8  During the construction period, Party B is not allowed to occupy construction roads and place materials and that can damage the infrastructure .
  3.9 Before construction, the aerial view of the billboard should be done to inform the main content of the project.

4. This agreement will come into force when Party B pays Party A the down-payment, and Party A will improve the land price or terminate this agreement; After receiving the payment, Party A shall start for the land requisition formalities.

5. Party B shall achieve the agreed production time and investment intensity through the review of Party A and Yu'an government, Party A will reward B as the rules of the Yu'an district investment preferential policies after commissioning the production.

6. After the delivery of the land, Party B shall put into operation within the prescribed period but the scale of investment, the investment intensity must be reviewed by Party A.

7. If Party A delivers of the land and one of the following situations occur, Party A shall have the right to terminate this agreement, unconditional recover Party B’s land use rights, and return to Party B the monies paid for the land requisition after deducting the deposit, without interest. Party A shall compensate Party B for the ground construction investment confirmed by Yu'an District Auditor’s Department. Party B bear the cost of the equipment transferring .
  7.1  the main plant has not started construction within 3months ;
  7.2  not put into operation according to the appointed time;
  7.3  the amount of investment put into operation and investment intensity less than the agreed requirements;
  7.4  not perform the rules 1.2 of this agreement;
  7.5  not perform the rules 3.4 , 3.5 , 3.6 , 3.9 of this agreement;
  7.6  the land price can not be paid in the agreed period .

8. After the delivery of the land price, anyone of the following circumstances occurs , Party B is entitled to terminate the contract, and surrender the land unconditionally to recover the land price.
  8.1  not perform the rules  3.1 ,  3.3  of this agreement
  8.2  Party A can terminate the contract without sufficient grounds .

9. This Agreement will have four copies, whereas each party holds two.

Signature(representative of Party A): (common seal) 28th October, 2010	Signature(representative of Party B): (common seal) 28th October, 2010

Supplemental Agreement between Ping Bridge Industrial Park and Lu'an Guoying Electronic Sales Co., Ltd

Party A: Pingqiao Industrial Park Management Committee
Party B: Lu'an Guoying Electronic Sales CO., LTD

By mutual agreement, for the purposes of economic development and under the principles of equality, voluntariness, honesty, credit, Party A and Party B have reached the following agreement:

1. Project Name:  Guoying Industrial Park (“LED workshop”)
2. Project Location: Pingqiao Industrial Park

Area:	Commercial land: 120 mu Industrial land: 180 mu

Price:	Commercial land: ¥105.6million (¥0.88million / mu) Industrial land: ¥17.28million (¥0.096million / mu)

3. After this Agreement signed ____________, Party B shall pay Party A ¥100 million for 0.88million /mu before 31th, December of 2010, with the remaining balance to be paid once Party B receives the land certificates.

●	Party A shall, initially in mid-March 2011, supply the land, and Party B must start construction within one month after the land is supplied by Party A.

●
Party A shall furnish the land certificates as soon as possible. After the land is supplied for one and a half (1 ½) years, if Party B is punished by related units or adversely influencing the construction progress due to a lack of the land certificates, Party A will be solely responsible for the coordination and bear all the losses and expenses.

●	Party B shall register a new company and pay taxes in Pingqiao Town for the purposes of enjoying the full advantage of the attract investment and preferential policies of Yu'an District.

●	Party B only bears the land price as 0.88million /mu (which does not contain tax deed), other Land approval fees should be borne by Party A.

●	Party A shall provide the industrial land's construction support and Party B should begin construction before the end of 2012.

●	As the support to the public company which settles in Yu'an District, Party A agrees to provide an elevated advertising for 5 years free of cost.

●	By signing this Agreement, both parties agree to avoid default, if one party does defaults, the defaulting party is obliged to compensate the non-defaulting for any and all losses incurred.

●	The Agreement has been recorded by Yu'an District Government.

●	This agreement has five originals. Each Party holds two (2) and one (1) is held in record by the Yu'an District Government. The contract will have legal effect after each of the Party signs below.

Party A (signature and seal): Date:	Party B (signature and seal): Date: